FOUNDERS FUNDS, INC.

                             ARTICLES SUPPLEMENTARY

      FOUNDERS FUNDS, INC., a Maryland corporation registered as an open-end investment company under the Investment Company Act of 1940 and having its registered office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: The aggregate number of shares of stock of all classes which the Corporation shall have authority to issue is hereby increased to two billion (2,000,000,000) shares of the Corporation's common stock ("Common Stock"). Prior to this increase in the Corporation's authorized aggregate number of shares of Common Stock, the Corporation was authorized to issue one billion (1,000,000,000) shares of Common Stock of all classes. Before and after this increase in the Corporation's authorized aggregate number of shares of Common Stock, the Corporation's shares of Common Stock had and will have a par value of $0.01 per share. The aggregate par value of the Corporation's one billion authorized shares of Common Stock was ten million dollars ($10,000,000). The aggregate par value of the Corporation's two billion authorized shares of Common Stock is twenty million dollars ($20,000,000)

      SECOND: The board of directors of the Corporation, by unanimous written consent effective October 18, 1996, reclassified and reallocated shares of the Corporation's Common Stock among each of its series effective October 18, 1996, as follows:
                                           Additional
                      Previous Share          Share        Adjusted Share
       Fund             Allocation         Allocation        Allocation
       ----             ----------         ----------        ----------

     Discovery         40,000,000          60,000,000        100,000,000

     Frontier          40,000,000          60,000,000        100,000,000

     Passport          30,000,000          70,000,000        100,000,000

      Special         150,000,000          30,000,000        180,000,000

   International       20,000,000          80,000,000        100,000,000
      Equity

     Worldwide         40,000,000          60,000,000        100,000,000
      Growth

      Growth          125,000,000          75,000,000        200,000,000

     Blue Chip        100,000,000         100,000,000        200,000,000

     Balanced          35,000,000          65,000,000        100,000,000

    Government         20,000,000                 -0-         20,000,000
    Securities

   Money Market       400,000,000         400,000,000        800,000,000
                   --------------      --------------     --------------
       TOTAL        1,000,000,000       1,000,000,000      2,000,000,000

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      THIRD:  A  description  of the  shares so  reclassified  with the  powers,
preferences,  and  participating,   voting  or  other  special  rights  and  the
qualifications, restrictions and limitations thereof, are as follows:

      (a)  All  shares  of  Common  Stock  shall  have  the  following   powers,
preferences  and   participating,   voting  or  other  special  rights  and  the
qualifications, restrictions and limitations thereof shall be as follows:

            (1) All consideration received by the Corporation for the issue of the shares of Common Stock, together with all income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any funds or payments derived from any reinvestment of such proceeds in whatever form the same may be, shall irrevocably belong to the class of shares of that series with respect to which such assets, payments or funds were received by the Corporation for all purposes, subject only to the rights of creditors, and shall be so handled in the records of the Corporation. Such assets, income, earnings, profits and proceeds thereof, including any proceeds derived from the sale, exchange or liquidation thereof, and any assets derived from any reinvestment of such proceeds, in whatever form the same may be, are herein referred to as "assets belonging to" the class of each series of shares.

            (2) The assets belonging to the class of each series of shares shall be charged with the liabilities, including the redemption of shares, in respect of such class and shall also be charged with its share of the general liabilities of the Corporation, in proportion to the net asset value of the class of such series determined as hereinafter provided. The determination of the board of directors shall be conclusive as to the amount of liabilities, including accrued expenses and reserves, as to the allocation of the same to a given class, and as to whether the same or general assets of the Corporation are allocable to one or more classes.

            (3) The net asset value per share of the class of each series shall be determined in accordance with Article FIFTH, Paragraph (5) of the Corporation's Articles of Incorporation, as amended, by separately computing the assets belonging to such class less the liabilities applicable to that class, allocating any general assets and general liabilities to that class, and dividing the net result of the number of shares of common stock of that class outstanding.

            (4) Dividends or distributions on the class of each series of shares, whether payable in stock or cash, shall be paid only out of earnings, surplus or other lawfully available assets belonging to such class.

            (5) In the event of the liquidation or dissolution of the Corporation, stockholders of shares of each series shall be entitled to receive, as a class, out of the assets of the Corporation available for distribution to stockholders, but other than general assets, the assets belonging to such class. The assets so distributable to the stockholders of any class shall be distributed among such stockholders in proportion to the number of shares of such class held by them and recorded in the records of the Corporation.

            (6) The provisions of Article FIFTH, Paragraphs (1) through (5) of the Corporation's Articles of Incorporation, as amended, shall apply to the holders of shares of each class as may be issued from time to time and the assets belonging to such class.

      (b) Except as otherwise may be provided in the Corporation's Articles of Incorporation, the holders of shares of each series shall have the same powers, preferences and participating, voting or other special rights and the qualifications, restrictions and limitations thereof as the holders of any other series of the Corporation's Common Shares, as that term is used in the Corporation's Articles of Incorporation, as amended.

      FOURTH: Shares of each series have been duly classified by the board of directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation, as heretofore amended.

      FIFTH: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940.

      SIXTH: The total number of shares of Common Stock that the Corporation has authority to issue has been increased by the board of directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

      IN WITNESS WHEREOF, FOUNDERS FUNDS, INC. has caused these presents to be signed in its name and on its behalf by its duly authorized officers who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, all matters and facts set forth therein are true in all material respects under penalties of perjury.

                              FOUNDERS FUNDS, INC.

                              /s/ Bjorn K. Borgen
                              ---------------------------
                              Bjorn K. Borgen, President

ATTEST:

/s/ Kenneth R. Christoffersen
--------------------------------
Kenneth R. Christoffersen
Secretary